AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between Calvert Variable Products, Inc. (formerly Summit Mutual Funds, Inc.) and Calvert Investment Management, Inc.

WHEREAS, Calvert Variable Products, Inc. and Calvert Asset Management Company, Inc. entered into an investment advisory agreement on December 12, 2008, and an addendum to the investment advisory agreement on May 10, 2011 (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreements are revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

Calvert Variable Products, Inc.

By:    /s/ William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Management, Inc.

By:   /s/ Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title: Chief Financial and Administrative Officer

     and Senior Vice President